EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of ___(the “Effective Date”), by and between Smith International, Inc. (hereafter “Company”) and ___ (hereafter “Employee”). The Company and Employee may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Company desires to continue to secure the employment services of Employee subject to the terms and conditions hereafter set forth; and
     WHEREAS, the Employee is willing to enter into this Agreement upon the terms and conditions hereafter set forth;
     NOW, THEREFORE, in consideration of Employee’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:
     1. Employment. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Employee, and Employee shall serve as, an advisor to the Company, in the capacity of a non-officer, common law employee of the Company. In this regard, the Company intends that Employee shall not be considered to be an executive officer for purposes of the compensation disclosure requirements under the Securities Exchange Act of 1934, and Employee hereby agrees that he shall not be performing any services hereunder in such capacity. Employee’s principal place of employment shall be at the main offices of the Company in the Houston, Texas metropolitan area.
     2. Compensation. The Company shall pay to Employee during the Employment Period a base salary of $                     per year, as may be adjusted (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its employees. Nothing contained herein shall preclude the payment of any other compensation to Employee.
     3. Duties and Responsibilities of Employee. During the Employment Period, Employee shall devote his services to the business of the Company and perform the duties and responsibilities assigned to him by the Company to the best of his ability and with reasonable diligence. This Section 3 shall not be construed as preventing Employee from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Employee’s loyalties and duties to the Company. Employee shall at all times use his best efforts to, in good faith, comply with United States laws applicable to Employee’s actions on behalf of the Company and its Affiliates (as defined in Section 6(d)). Employee understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.
     4. Term of Employment. Employee’s initial term of employment with the Company under this Agreement shall be for the period of (2) two years commencing upon                      through                      (the “Initial Term of Employment”). Thereafter, the Employment Period hereunder may be extended on a month-to-month basis or for such other period as mutually agreed by the Parties. The Initial Term of Employment, and any extension of employment hereunder, shall each be referred to herein as a “Term of Employment.” The period from the Effective Date through the date of Employee’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”
     Employee may terminate his employment with the Company and all Affiliates at any time by providing 30 days Notice of Termination to the Company pursuant to Section 7. Company may terminate the employment of Employee with the Company and all Affiliates at any time by providing 30 days Notice of Termination to Employee pursuant to Section 7; provided, however, no advance Notice of Termination shall be required if Employee is being terminated for Cause (as defined in Section 6(c)).
     If Employee is terminated by the Company without Cause prior to                     , including, but not limited to, termination following a Change-of-Control Event (as defined in Section 6(c)), Employee will be eligible to receive the Benefits described in Section 6 as if he terminated on                     . In addition, in such event the Stock Options and Performance-based Restricted Stock Units allocated to him pursuant to the Smith International, Inc. 1989 Long-Term Incentive Plan (“LTIP”) will continue to vest through                      as if he was still employed through such date. Restricted

Stock Units that vest according to this provision and the terms of a Restricted Stock Unit Agreement between the Company and Executive will be payable to Executive not later than 60 days after the date upon which such Units become vested. In addition, in such event the Employee will have the right to exercise all vested but unexercised Stock Options as of                      pursuant to the post-termination exercise period provided under the retirement provisions of the LTIP as if he retired from the Company for age on such date.
     5. Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee shall be entitled to the following:
          (a) Reimbursement of Business Expenses. The Company shall pay or reimburse Employee for all reasonable travel, entertainment and other business expenses paid or incurred by Employee in the performance of his duties hereunder. The Company shall also provide Employee with suitable office space, including staff support.
          (b) Other Employee Benefits. Employee shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as available to any other employees of the Company under the terms and conditions of such plans or programs. Employee shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Company to the extent available to any other employees of the Company under the terms and conditions of such plans or programs.
          (c) Vacation. Employee shall be entitled to the number of vacation days in each calendar year determined in accordance with the Company’s Vacation policy for its employees as in effect from time to time.
          (d) Perq Payments. Employee shall be entitled to receive a Perq payment of $  per month during the Employment Period.
     6. Rights and Payments upon Termination. The Employee’s right to compensation and benefits for periods after the date on which his employment with the Company terminates (the “Termination Date”), shall be determined in accordance with this Section 6, as follows:
          (a) Minimum Payments. Employee shall be entitled to the following minimum payments under this Section 6(a), in addition to any other benefits to which he may be entitled to receive in accordance with the terms and conditions of any employee benefit plan or program under which he is covered as of his Termination Date:
     (1) his unpaid salary through his Termination Date;
     (2) his unpaid Vacation days for that year which have earned through his Termination Date; and
     (3) reimbursement of his reasonable business expenses that were incurred but unpaid as of his Termination Date; and
     (4) a lump sum representing eighteen (18) months of COBRA payments, less applicable taxes and withholding.
     Such salary, accrued Vacation days and COBRA payments shall be paid to Employee within five (5) business days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.
          (b) Other Severance Benefits. Employee shall be entitled to any other severance benefits only to the extent so provided under the terms and conditions of any plans or programs maintained by the Company under which he is covered as of his Termination Date; provided, however, Employee shall not be entitled to any such other severance benefits if he is terminated for Cause.
          (c) Definitions.
     (1) “Affiliate” has the same meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended from time to time.

     (2) “Cause” means any of the following: (A) the Employee’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Employee; (B) the commission by the Employee of a material and demonstrable act of fraud, or a material and demonstrable misappropriation of funds or property, of or upon the Company or any Affiliate; (C) the knowing engagement by the Employee, without the written approval of the Board or Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) the material breach by Employee of any material term or condition set forth in this Agreement or a failure by Employee to materially carry out any of the duties or responsibilities assigned hereunder.
     (3) “Change-of-Control Event” means
(A) The acquisition by any individual, entity or group (within) the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(B) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(C) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (4) “Designated Beneficiary” means Employee’s surviving spouse, if any. If there is no surviving spouse at the time of the Employee’s death, then the Designated Beneficiary hereunder shall be the Employee’s estate.
     (5) “Dispute” means any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement or the validity, interpretation, performance, breach, or termination of the Agreement.
     (6) “Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company including, without limitation, M-I L.L.C.
     7. Notice of Termination. Any termination of Employee’s employment with the Company and all Affiliates, either by the Company or by the Employee, shall be communicated by Notice of Termination to the other Party hereto. The term “Notice of Termination” means a written notice which sets forth in reasonable detail the basis for termination of the Employee’s employment.
     8. Nondisclosure and Noncompetition. As an inducement to the Company to enter into this Agreement, Employee represents to and covenants with or in favor of the Company his compliance with the restrictive covenants in Sections 9 through 19, as a condition to the Company’s obligation to provide employment to Employee under this Agreement.
     9. Trade Secrets.
          (a) Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Employee access to Trade Secrets which the Employee did not have access to, or knowledge of, before the Effective Date.
          (b) Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company’s promises to provide Employee with access to Trade Secrets and Specialized Training and other benefits, Employee agrees that he will not during the Employment Period, or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets and Specialized Training, except as required in the ordinary course of the Company’s business or as authorized by the Board, Compensation Committee or CEO.
          (c) Agreement to Refrain from Defamatory Statements. Employee shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, officers, employees, agents, investors or representatives of the Company or any Affiliate that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the business affairs, directors, officers, employees, agents, investors or representatives of the Company or any Affiliate; or that constitute an intrusion into the seclusion or private lives of any of such directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such persons; or that place any such person in a false light before the public; or that constitute a misappropriation of the name or likeness of any such person. A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 30.
          (d) Definitions. The following terms, when used in this Agreement, are defined below:
     (1) “Trade Secrets” means any and all information and materials (in any form or medium) that are proprietary to the Company or a Subsidiary, or are treated as confidential by the Company or Subsidiary as part of, or relating to, all or any portion of its or their business, including information and materials about the products and services offered, or the needs of customers served, by the Company or Subsidiary; compilations of information, records and specifications, processes, programs, and systems of the Company or Subsidiary; research of or for the Company or Subsidiary; and methods of doing business of the Company or Subsidiary. Trade Secrets include, without limitation, all of the Company’s or Subsidiary’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Employee alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s or Subsidiary’s methods of operation; the procedures, forms and techniques used in servicing accounts or properties; and other documents, information or data that the Company or Subsidiary requires to be maintained in confidence for the business success of Company or Subsidiary.
     10. Duty to Return Company Documents and Property. Upon termination of the Employment Period, Employee shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or Subsidiary or relating to its business, in Employee’s possession, whether prepared by Employee or others. If at any time after the Employment Period, Employee determines that he has any Trade Secrets in his possession or control, Employee shall immediately return them to the Company, including all copies thereof.
     11. Best Efforts and Disclosure. Employee agrees that, while he is employed with the Company, he shall devote business time and attention to the Company’s business and shall use his best efforts to promote its success. Further, Employee shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:
(a)	relate to a matter within the scope, field, duties or responsibility of Employee’s employment with the Company; or

(b)	are based on any knowledge of the actual or anticipated business or interests of the Company; or

(c)	are aided by the use of time, materials, facilities or information of the Company.
     Employee assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world that pertain to the current products and services of the Company. Employee recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Employee alone or with others within 12 months after the Termination Date (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Employee had of proprietary information or Trade Secrets. Accordingly, Employee agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his Employment Period, unless and until the contrary is clearly established by the Employee.
     12. Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any of the current products and services of the Company shall be the sole and exclusive property of the Company. Employee agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Employee acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.
     13. Non-Solicitation Restriction. To protect Trade Secrets following the Employment Period, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and Employee in Sections 9 through 12 and other provisions of this Agreement. Employee hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services offered or performed by the Company or any Subsidiary from the Company’s or Subsidiary’s customers as of the Termination Date, or those individuals or entities with whom the Company or Subsidiary conducted business during the two-year period ending on the Termination Date. The prohibitions set forth in this Section 13 shall remain in effect for a period of one (1) year following the Termination Date.
     14. Non-Competition Restriction. Employee hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Employee in Sections 9 through 13 and other provisions of this Agreement. Employee hereby covenants and agrees that during the Employment Period, and for a period of one (1) year following the Termination Date, Employee will not, without the prior written consent of the Board or the Compensation Committee, become interested in any capacity in which Employee would perform any duties, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any entity which competes with the current products and services of the Company or any of its Affiliates including, but not limited to, Halliburton Company, Weatherford International Ltd., BJ Services Company, Rockbit International, Varel International, Baker Hughes, Inc. and Tuboscope Vetco International, Inc. or any of their subsidiaries or other affiliates, as determined by the Company (a “Competing Enterprise”); provided, however, Employee shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of his ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.
     15. No-Recruitment Restriction. Employee agrees that during the Employment Period, and for a period of one (1) year following the Termination Date, Employee will not, either directly or indirectly, or by acting in concert with others, solicit or influence, or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Subsidiary to terminate, reduce or otherwise adversely affect his or her employment or other relationship with the Company or any Subsidiary.
     16. Tolling. If Employee violates any of the restrictions contained in Sections 13, 14 or 15, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the reasonable satisfaction of the Compensation Committee.
     17. Reformation. If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 9 through 16 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.
     18. Conflicts of Interest. In keeping with his fiduciary duties to Company, Employee hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. In this respect, Employee agrees to fully comply with any conflict of interest agreement entered into between the Employee and the Company or any Subsidiary. In the instance of a violation of the conflict of interest agreement to which Employee is a party, it may be necessary for Board to terminate Employee’s employment for Cause.
     19. Remedies. Employee acknowledges that the restrictions contained in Sections 9 through 18 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s or Subsidiary’s legitimate business interests, and that any violation would result in irreparable injury to the Company or Subsidiary. Notwithstanding the arbitration provisions in Section 26, in the event of a breach or a threatened breach by Employee of any provision of Sections 9 through 18, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements. Moreover, the restrictive covenants in Sections 9 through 18 shall supplement, and be in addition to, any other restrictive covenants to which Employee is a party, or otherwise subject to, under any other agreement or policy.
     20. Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Employee and owed to Company.

     21. Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Employee, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
     22. Incompetent or Minor Payees. Should the Board or the Compensation Committee determine, in its discretion, that Employee or any other person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board or the Compensation Committee, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.
     23. Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 26), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
     24. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.
     25. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 30) shall be exclusively in Harris County, Texas.
     26. Mandatory Arbitration. Except as provided in subsection (h) of this Section 26, any Dispute (as defined in Section 6(c)) must be resolved by binding arbitration in accordance with the following:
          (a) Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently Notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Houston, Texas office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.
          (b) The arbitration shall be conducted in the Houston metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.
          (c) The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.
          (d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 26. The Parties and the panel may, however, agree to vary to provisions of this Section 26 or the matters otherwise governed by the Arbitration Rules.

          (e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on this Agreement and applicable law.
          (f) The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.
          (g) The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.
          (h) Nothing in this Section 26 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 26, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 26. In addition, nothing in this Section 26 prohibits the Parties from resolving any Dispute (in whole or in part) by agreement.
     The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.
     The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
     This Section 26 shall not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.
     27. Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.
28. Entire Agreement; Amendment and Termination. This Agreement together with the Change-of-Control Employment Agreement between the Company and the Employee dated as of                      (the “Change-of-Control Agreement”) contain the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof other than the Change-of-Control Agreement (it being agreed that should there be any conflict between this Agreement and the Change-of-Control Agreement, this Agreement shall control); provided that notwithstanding anything to the contrary in this Agreement or in the Change-of-Control Agreement, upon the event of a Change of Control, as defined in the Change-of-Control Agreement (i) the length of Employee’s “Employment Period” for all purposes under the Change-of-Control Agreement shall not be extended beyond the Term of Employment set forth in Section 4 of this Agreement (such Term of Employment remaining under this Agreement at the time of any Change of Control, the “Term of Employment”); (ii) the amount payable by the Company to the Employee pursuant to the Change-of-Control Agreement shall not exceed the amount that Employee would have received during the Term of Employment had he remained an employee of the Company during the entire Term of Employment pursuant to this Agreement; and (iii) the period for the continuation of the Employee’s benefits set forth in Section 6 of the Change-of-Control Agreement shall not exceed the Term of Employment. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed on behalf of both Parties. 2. Any provisions of the Employment Agreement not specifically amended herein shall remain in full force and effect.
     29. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

     30. Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
     31. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Subsidiaries (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Company of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Employee.
     This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Employee while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(c)).
     32. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.
     Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. (CST) on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.
     33. Employee Acknowledgment. Employee acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his own legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Employee represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.
     34. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows.]

     IN WITNESS WHEREOF, Employee has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EMPLOYEE:

Signature:

Name:

Date:

Address for Notices:

SMITH INTERNATIONAL, INC.

By:

Its:

Name:

Date:

Address for Notices:
P.O. Box 60068 (77205-0068)
16740 Hardy Street
Houston, TX 77032